Exhibit 99.1

Corsair Gaming Reports Fourth Quarter and
Full Year 2022 Financial Results

Milpitas, CA, February 9, 2023 – Corsair Gaming, Inc. (Nasdaq: CRSR) (“Corsair” or the “Company”), a leading global provider and innovator of high-performance gear for gamers, streamers, content-creators, and gaming PC builders, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Select Financial Metrics

•

Net revenue was $398.7 million compared to $311.8 million in the third quarter of 2022 and $510.6 million in the fourth quarter of 2021. Gamer and creator peripherals segment net revenue was $117.8 million compared to $96.8 million in the third quarter of 2022 and $176.9 million in the fourth quarter of 2021, while Gaming components and systems segment net revenue was $280.9 million compared to $214.9 million in the third quarter of 2022 and $333.7 million in the fourth quarter of 2021.

•

Net income attributable to common shareholders was $12.5 million, or $0.12 per diluted share, compared to net loss of $8.9 million, or $0.09 per diluted share, in the third quarter of 2022 and net income of $24.7 million, or $0.25 per diluted share, in the fourth quarter of 2021.

•

Adjusted net income was $20.7 million, or $0.20 per diluted share, compared to adjusted net income of $7.6 million, or $0.08 per diluted share in the third quarter of 2022 and adjusted net income of $34.7 million, or $0.35 per diluted share, in the fourth quarter of 2021.

•	Adjusted EBITDA was $32.0 million, compared to $10.1 million in the third quarter of 2022, and $39.5 million in the fourth quarter of 2021.
•	Cash and cash equivalents were $154.1 million as of December 31, 2022.

Full Year 2022 Select Financial Metrics

•

Net revenue was $1,375.1 million compared to $1,904.1 million in 2021. Gamer and creator peripherals segment net revenue was $437.8 million compared to $647.2 million in 2021, while gaming components and systems segment net revenue was $937.3 million compared to $1,256.9 million in 2021.

•	Net loss attributable to common shareholders was $60.9 million, or $0.63 per diluted share, compared to net income of $101.0 million, or $1.01 per diluted share, for the full year 2021.
•	Adjusted net income was $18.4 million, or $0.18 per diluted share, compared to $144.9 million, or $1.45 per diluted share for the full year 2021.
•	Adjusted EBITDA was $46.5 million, compared to $199.2 million for the full year 2021.

Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP equivalents are included below under the heading “Use and Reconciliation of Non-GAAP Financial Measures.”

Andy Paul, Chief Executive Officer of Corsair, stated, “We are pleased with our fourth quarter results, and our current positive trajectory for the first half of 2023, following a challenging 2022, impacted by the Russia-Ukrainian conflict, high freight costs and large channel inventory adjustments. Q4 2022 holiday sales were strong in all market categories in both Europe and our overall retail sales out from the channel was substantially above pre-pandemic 2019 levels. We benefitted from an uptick in demand in the Gaming PC market fueled by new GPU and CPU launches from Nvidia, AMD and Intel at the end of 2022, with more expected to roll out in Q1 2023. Our enthusiast customers are now able to build faster, more powerful gaming PCs with more features for less than they could during the pandemic. Adding to this, 2023 is expected to bring a stronger slate of popular game releases compared to 2022.”

Michael G. Potter, Chief Financial Officer of Corsair, stated, “Q4 2022 tracked to the high end of our expectations and ended well with momentum carrying into Q1 2023. Shipping costs, which were a headwind for most of the year, declined over 70% in Q4 from the start of 2022. Supply chain lead times have continued to improve and are now at the same or similar levels as they were pre-pandemic. We have reduced inventory in our warehouses by approximately 23% and brought channel inventory to below target levels. We are hopeful that the broader industry’s inventory in the channel is also in a better position, which would lead to less discounting in 2023.  We also took the opportunity to fortify our balance sheet in Q4, ending the year with a cash balance of $154 million, which includes the addition of approximately $81 million net proceeds from our November equity offering. Our $100 million working capital revolver remains undrawn and fully available.”

Financial Outlook

For the full year 2023, Corsair currently expects revenue to be flat to slightly up in a softer economic environment as compared to 2022, and does not expect its revenue to be affected by negative inventory trends in 2023. Corsair expects an improvement for the full year 2023 in adjusted EBITDA led by an improvement in margin, normalized shipping costs and continued tight operating expense controls.

•	Net revenue to be in the range of $1.35 billion to $1.55 billion.
•	Adjusted operating income to be in the range of $75 million to $95 million.
•	Adjusted EBITDA to be in the range of $90 million to $110 million.

Certain non-GAAP measures included in our financial outlook were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. We are unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because we are currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include stock-based compensation charges, depreciation and amortization, inventory write-down charges and other items. The unavailable information could have a significant impact on our GAAP financial results.

The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. We do not intend to update our financial outlook until our next quarterly results announcement.

Recent Developments

•

Launched Stream Deck + a new addition to our award-winning lineup of tactile control interfaces. Stream Deck + expands the Stream Deck beyond streamers to enable a wide range of shortcuts and workflow improvements for creative professionals, production and beyond. With a combination of eight LCD keys, four push dials and a dynamic touch strip, Stream Deck + puts a new tier of control at the hands of Stream Deck users, and integrates seamlessly with Elgato software, namely Camera Hub, Control Center and the lauded Wave Link virtual mixer.

•

Our world-first XENEON FLEX 45WQHD240 OLED Gaming Monitor launched in December to strong press interest and coverage, announcing the arrival of a whole new class of high-performance bendable gaming monitors created in close partnership with LG Display. With the ability to manually adjust the curvature of its 45 inch 21:9 aspect ratio panel from fully flat to up to 800R curvature, owners can set their own curve depending on whether they’re using the display for work, gaming or movies. The XENEON FLEX 45 also sets new standards for high-frame rate, low response time gaming monitors, offering a compelling specification that sets it apart from competing panels as the first available 240Hz OLED gaming monitor.  We look forward to further expanding our range of gaming monitors, in continued partnership with LG, throughout 2023.

•

Expanded the webcam product line with the launch of Elgato’s Facecam Pro, the first webcam to offer 4K capture at 60 frames per second. Boasting a large area Sony sensor, a wide-angle photographic lens with variable focus, a revolutionary image processor, and onboard flash memory, the premium plug-and-play webcam allows creators to produce Ultra High-Definition video without the need for an elaborate camera setup. This groundbreaking technology combined with Elgato’s powerful Camera Hub software makes Facecam Pro a benchmark in the global webcam industry, and a compelling choice for creators as they upgrade their production setup.

•

Released the first of a several new 2022 product launches that will significantly improve the utility and build experience of our DIY products with a new line of RMx SHIFT power supplies. With a revolutionary side-mounted connector layout, RMx SHIFT power supplies make cable installation and routing, commonly the most negative aspects associated with building a DIY PC easier. Improvements such as this helps remove barriers to entry for customers considering building their first PC, and makes PC building accessible to a whole new group of customers. RMx SHIFT is also the first Corsair PSU to offer compatibility for ATX 3.0, a new industry power supply standard with native support for next-generation graphics cards, ensuring a future proof feature set for customers, and announcing Corsair’s arrival in the ATX 3.0 PSU space.

•

Added iCUE Murals, a new major new lighting control feature, to the iCUE software suite. Many Corsair products utilize customizable lighting, typically controlled via iCUE software, and the ability to easily create unique and individual lighting profiles is important to our customers. iCUE Murals substantially improves the user experience and differentiates our ecosystem by providing a straightforward interface to arrange all of a customer’s RGB hardware on screen, and then create an amazing lighting profile for it from an image, a video, a GIF, or even music. Customers can also add and control ambient lighting products from iCUE partners Philips HUE and Nanoleaf, extending the iCUE ecosystem beyond Corsair products and controlling all a customer’s setup lighting in once place. In beta since November, iCUE Murals is now live to all Corsair iCUE users.

Conference Call and Webcast Information

Corsair will host a conference call to discuss the fourth quarter and full year 2022 financial results today at 2:00 p.m. Pacific Time. The conference call will be accessible on Corsair’s Investor Relations website at https://ir.corsair.com, or by dialing 1-877-407-0784 (USA) or 1-201-689-8560 (International) with conference ID 13735468. A replay will be available approximately 3 hours after the live call ends on Corsair's Investor Relations website, or through February 16, 2023 by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International), with passcode 13735468.

About Corsair Gaming, Inc.

CORSAIR (Nasdaq: CRSR) is a leading global developer and manufacturer of high-performance gear and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals, to premium streaming equipment and smart ambient lighting, CORSAIR delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best. Corsair also sells gear under its Elgato brand, which provides premium studio equipment and accessories for content creators, SCUF Gaming brand, which builds custom-designed controllers for competitive gamers and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Corsair’s expectations regarding market headwinds and tailwinds, its substantial progress, and the broader industry’s progress, to reduce inventory levels, its belief that the self-built gaming PC market will continue to improve, its expectations regarding 2023, including popular game releases, its ability to continue to release innovative and what it believes to be industry leading products, whether cost actions will benefit margins and its estimated full year 2023 net revenue, adjusted operating income and adjusted EBITDA.  Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the impact the COVID-19 pandemic, including the potential end of the pandemic and the cessation of pandemic-related restrictions, will have on demand for our products as well as its impact on our operations and the operations of our manufacturers, retailers and other partners, and its impact on the economy overall, including capital markets; our ability to build and maintain the strength of our brand among gaming and streaming enthusiasts and our ability to continuously develop and successfully market new gear and improvements to existing gear; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; fluctuations in operating results; the risk that we are not able to compete with competitors and/or that the gaming industry, including streaming and esports, does not grow as expected or declines; the loss or inability to attract and retain key management; the impact of global instability, such as the war between Russia and Ukraine, and any sanctions or other geopolitical tensions that may result therefrom; delays or disruptions at our or third-parties’ manufacturing and distribution facilities; currency exchange rate fluctuations or international trade disputes resulting in our gear becoming relatively more expensive to our overseas customers or resulting in an increase in our manufacturing costs; general economic conditions that adversely effect, among other things, the financial markets and consumer confidence and spending; and the other factors described under the heading “Risk

Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission (“SEC”) on November 3, 2022, in our Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC and our subsequent filings with the SEC. Copies of each filing may be obtained from us or the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our results for the quarter and year ended December 31, 2022 are also not necessarily indicative of our operating results for any future periods.

Use and Reconciliation of Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, this earnings release presents certain non-GAAP financial information, including adjusted operating income (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBITDA. These are important financial performance measures for us, but are not financial measures as defined by GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use adjusted operating income (loss), adjusted net income (loss), adjusted net income (loss) per share and adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in such non-GAAP measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to the key financial metrics used by our management in our financial and operational decision-making. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations.

Our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to net revenue, operating income (loss), net income (loss), cash provided by operating activities, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

We calculate these non-GAAP financial measures as follows:

•

Adjusted operating income (loss), non-GAAP, is determined by adding back to GAAP operating income (loss), the impact from amortization, stock-based compensation, inventory reserve in excess of normal run rate to address overhang in the channel, restructuring costs, certain acquisition-related and integration-related costs, non-deferred offering costs, and other costs.

•

Adjusted net income (loss), non-GAAP, is determined by adding back to GAAP net income (loss), the impact from amortization, stock-based compensation, inventory reserve in excess of normal run rate to address overhang in the channel, restructuring costs, certain acquisition-related and integration-related costs, asset impairment charge, non-deferred offering costs, loss on extinguishment of debt, and other costs, and the related tax effects of each of these adjustments.

•

Adjusted net income (loss) per diluted share, non-GAAP, is determined by dividing adjusted net income, non-GAAP by the respective weighted average shares outstanding, inclusive of the impact of other dilutive securities.

•

Adjusted EBITDA is determined by adding back to GAAP net income (loss), the impact from amortization, stock-based compensation, inventory reserve in excess of normal run rate to address overhang in the channel, depreciation, interest expense (including loss on extinguishment of debt), restructuring costs, certain acquisition-related and integration-related costs, asset impairment charge, non-deferred offering costs, tax expense (benefit), and other costs.

We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

Investor Relations Contact: Ronald van Veen ir@corsair.com 510-578-1407	Media Contact: David Ross david.ross@corsair.com +44 11 8208 0542

Corsair Gaming, Inc.

Preliminary Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue	$398,730	$510,622	$1,375,098	$1,904,060
Cost of revenue	300,873	388,809	1,078,466	1,390,206
Gross profit	97,857	121,813	296,632	513,854
Operating expenses:
Sales, general and administrative	68,476	81,538	284,932	315,672
Product development	15,741	15,138	66,493	60,288
Total operating expenses	84,217	96,676	351,425	375,960
Operating income (loss)	13,640	25,137	(54,793)	137,894
Other (expense) income:
Interest expense, net	(3,497)	(1,017)	(9,186)	(17,673)
Other (expense) income, net	(1,583)	(1,659)	213	(5,661)
Total other expense, net	(5,080)	(2,676)	(8,973)	(23,334)
Income (loss) before income taxes	8,560	22,461	(63,766)	114,560
Income tax (expense) benefit	(1,442)	2,254	9,820	(13,600)
Net income (loss)	7,118	24,715	(53,946)	100,960
Less: Net income attributable to noncontrolling interests	409	—	442	—
Net income (loss) attributable to Corsair Gaming, Inc.	$6,709	$24,715	$(54,388)	$100,960

Calculation of net income (loss) per share attributable to common stockholders of Corsair Gaming, Inc.:
Net income (loss) attributable to Corsair Gaming, Inc.	$6,709	$24,715	$(54,388)	$100,960
Change in redemption value of redeemable noncontrolling interests	5,794	—	(6,536)	—
Net income (loss) attributable to common stockholders of Corsair Gaming, Inc.	$12,503	$24,715	$(60,924)	$100,960

Net income (loss) per share attributable to common stockholders of Corsair Gaming, Inc.:
Basic	$0.13	$0.26	$(0.63)	$1.08
Diluted	$0.12	$0.25	$(0.63)	$1.01
Weighted-average shares used to compute net income (loss) per share
Basic	98,485	94,345	96,280	93,260
Diluted	102,340	99,657	96,280	100,004

Corsair Gaming, Inc.

Preliminary Segment Information

(Unaudited, in thousands, except percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue:
Gamer and Creator Peripherals	$117,832	$176,873	$437,817	$647,202
Gaming Components and Systems	280,898	333,749	937,281	1,256,858
Total Net Revenue	$398,730	$510,622	$1,375,098	$1,904,060

Gross Profit:
Gamer and Creator Peripherals	$39,674	$52,840	$125,079	$224,920
Gaming Components and Systems	58,183	68,973	171,553	288,934
Total Gross Profit	$97,857	$121,813	$296,632	$513,854

Gross Margin:
Gamer and Creator Peripherals	33.7%	29.9%	28.6%	34.8%
Gaming Components and Systems	20.7%	20.7%	18.3%	23.0%
Total Gross Margin	24.5%	23.9%	21.6%	27.0%

Corsair Gaming, Inc.

Preliminary Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and restricted cash	$153,827	$65,149
Accounts receivable, net	235,656	291,287
Inventories	192,717	298,315
Prepaid expenses and other current assets	40,593	51,024
Total current assets	622,793	705,775
Restricted cash, noncurrent	233	231
Property and equipment, net	34,927	16,819
Goodwill	347,747	317,054
Intangible assets, net	216,255	225,709
Other assets	75,290	71,808
Total assets	$1,297,245	$1,337,396
Liabilities
Current liabilities:
Debt maturing within one year, net	$6,495	$4,753
Accounts payable	172,033	236,120
Other liabilities and accrued expenses	164,470	205,874
Total current liabilities	342,998	446,747
Long-term debt, net	232,170	242,898
Deferred tax liabilities	18,054	25,700
Other liabilities, noncurrent	48,589	53,871
Total liabilities	641,811	769,216
Temporary equity
Redeemable noncontrolling interests	21,367	—
Permanent equity
Corsair Gaming, Inc. stockholders’ equity:
Common stock and additional paid-in capital	593,496	470,373
Retained earnings	37,223	98,147
Accumulated other comprehensive loss	(6,881)	(340)
Total Corsair Gaming, Inc. stockholders’ equity	623,838	568,180
Nonredeemable noncontrolling interests	10,229	—
Total permanent equity	634,067	568,180
Total liabilities, temporary equity and permanent equity	$1,297,245	$1,337,396

Corsair Gaming, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$7,118	$24,715	(53,946)	$100,960
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	5,281	3,579	22,158	17,235
Depreciation	3,033	2,719	10,728	10,300
Amortization	8,871	8,676	42,795	34,794
Debt issuance costs amortization	124	86	398	1,458
Loss on debt extinguishment	—	—	—	4,868
Deferred income taxes	(2,184)	(5,406)	(21,736)	(11,962)
Other	2,748	1,642	4,469	3,291
Changes in operating assets and liabilities:
Accounts receivable	(77,517)	(38,112)	55,845	444
Inventories	56,917	31,580	111,288	(71,316)
Prepaid expenses and other assets	8,400	(5,387)	1,268	(13,177)
Accounts payable	8,163	(11,880)	(65,928)	(63,722)
Other liabilities and accrued expenses	293	(17,081)	(40,950)	7,019
Net cash provided by (used in) operating activities	21,247	(4,869)	66,389	20,192
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(3,162)	(19,534)	(4,846)
Payment of deferred and contingent consideration	(90)	(43)	(185)	(4,721)
Purchase of property and equipment	(6,465)	(3,297)	(26,315)	(10,974)
Investment in available-for-sale convertible note	—	—	(1,000)	—
Net cash used in investing activities	(6,555)	(6,502)	(47,034)	(20,541)
Cash flows from financing activities:
Proceeds from issuance of debt, net	—	—	—	248,513
Repayment of debt and debt issuance costs	(5,466)	(1,418)	(9,483)	(328,392)
Borrowings from line of credit	75,500	63,500	701,500	63,500
Repayments of line of credit	(75,500)	(63,500)	(701,500)	(63,500)
Proceeds from public offering, net of underwriting discounts and commissions and other offering costs	81,359	—	81,359	—
Proceeds from issuance of shares through employee equity incentive plans	2,883	3,379	7,015	14,872
Payment of taxes related to net share settlement of equity awards	(133)	(182)	(1,532)	(397)
Dividend paid to noncontrolling interests	(2,107)	—	(4,312)	—
Payment of contingent consideration	—	—	(438)	—
Net cash provided by (used in) financing activities	76,536	1,779	72,609	(65,404)
Effect of exchange rate changes on cash	1,150	(1,357)	(3,284)	(2,435)
Net increase (decrease) in cash and restricted cash	92,378	(10,949)	88,680	(68,188)
Cash and restricted cash at the beginning of the period	61,682	76,329	65,380	133,568
Cash and restricted cash at the end of the period	$154,060	$65,380	$154,060	$65,380

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Non-GAAP Operating Income Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended December 31,	Year Ended December 31,
	2022	2022	2021	2022	2021
Operating Income (loss) - GAAP	$13,640	$(10,988)	$25,137	$(54,793)	$137,894
Amortization	9,430	10,352	8,676	43,354	34,794
Stock-based compensation	5,281	5,643	3,579	22,158	17,235
Inventory reserve in excess of normal run rate to address overhang in the channel	—	—	—	19,489	1,003
Restructuring costs	628	81	10	2,197	709
Acquisition-related and integration-related costs	338	326	216	1,134	1,343
Non-deferred offering costs	—	324	—	324	1,031
Other	245	169	850	723	508
Adjusted Operating Income - Non-GAAP	$29,562	$5,907	$38,468	$34,586	$194,517
As a % of net revenue - GAAP	3.4%	-3.5%	4.9%	-4.0%	7.2%
As a % of net revenue - Non-GAAP	7.4%	1.9%	7.5%	2.5%	10.2%

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Non-GAAP Net Income and Net Income Per Share Reconciliations

(Unaudited, in thousands, except per share amounts and percentages)

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended December 31,	Year Ended December 31,
	2022	2022	2021	2022	2021
Net Income (loss) - GAAP	$7,118	$(5,945)	$24,715	$(53,946)	$100,960
Amortization	9,430	10,352	8,676	43,354	34,794
Stock-based compensation	5,281	5,643	3,579	22,158	17,235
Inventory reserve in excess of normal run rate to address overhang in the channel	—	—	—	19,489	1,003
Restructuring costs	628	81	10	2,197	709
Acquisition-related and integration-related costs	338	326	216	1,134	1,343
Asset impairment charge	1,000	—	—	1,000	—
Non-deferred offering costs	—	324	—	324	1,031
Loss on debt extinguishment	—	—	—	—	4,904
Other	245	169	850	723	508
Non-GAAP income tax adjustment	(3,369)	(3,343)	(3,330)	(17,984)	(17,582)
Adjusted Net Income - Non-GAAP	$20,671	$7,607	$34,716	$18,449	$144,905

Diluted Net income per share:
Adjusted, Non-GAAP	$0.20	$0.08	$0.35	$0.18	$1.45

Weighted average common shares outstanding:
Adjusted, Non-GAAP	102,340	99,769	99,657	100,557	100,004

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended December 31,	Year Ended December 31,
	2022	2022	2021	2022	2021
Net Income (loss) - GAAP	$7,118	$(5,945)	$24,715	$(53,946)	$100,960
Amortization	9,430	10,352	8,676	43,354	34,794
Stock-based compensation	5,281	5,643	3,579	22,158	17,235
Inventory reserve in excess of normal run rate to address overhang in the channel	—	—	—	19,489	1,003
Depreciation	3,033	2,546	2,719	10,728	10,300
Interest expense (includes loss on debt extinguishment)	3,497	2,734	1,017	9,186	17,673
Restructuring costs	628	81	10	2,197	709
Acquisition-related and integration-related costs	338	326	216	1,134	1,343
Asset impairment charge	1,000	—	—	1,000	—
Non-deferred offering costs	—	324	—	324	1,031
Other	245	169	850	723	508
Tax expense (benefit)	1,442	(6,115)	(2,254)	(9,820)	13,600
Adjusted EBITDA - Non-GAAP	$32,012	$10,115	$39,528	$46,527	$199,156
Adjusted EBITDA margin - Non-GAAP	8.0%	3.2%	7.7%	3.4%	10.5%